CHASE HCARE

EXHIBIT A
Fee Schedule

- All insurance qualified transportation provided, will be billed to the patient's insurance.

- Facility and Patient responsibility BLS Rate

  All BLS transports in which the facility is responsible for will be billed at the Medicare allowable rates

- Facility and Patient responsibility CCT Rate

  All CCT transports in which the facility is responsible for will be billed at the Medicare allowable rates

- Facility and Patient responsibility Wheelchair Rate

  $40.00 each way within San Diego County
  $3.00 per mile after 10 miles within San Diego County
  Medicare Does Not cover Wheelchair Transport

- All invoices billed to the facility will have the terms of Net 30

CRITICAL CARE TRANSPORT, BASIC LIFE SUPPORT, GURNEY TRANSPORT AND WHEELCHAIR TRANSPORT CONTRACT

This Contract is Made and entered into this _3rd___ day of _____July___, 2012, by and between **Xtreme Care Ambulance, Inc.,** with offices in the city of San Diego, in the State of California, is hereinafter referred to as "the company". Chase Care Center whose address is 1201 S Orange Ave El Cajon, CA with the employer identification (EIN) of ______________ is hereinafter referred to as the " the facility"

WHEREAS, the purpose of this Contract is to state the terms and conditions under which Xtreme Care Ambulance will provide Critical Care Transport, Basic Life Support, Gurney Transport and Wheelchair Transport for patients of the Facility.

NOW, THEREFORE, in consideration of the Contract contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows

1. **Services Provided**. Xtreme Care Ambulance shall provide patients of the Facility with Critical Care Transport, Basic Life Support, Gurney Transport and Wheelchair Transport to or from the Facility (the "Services"). The ambulances used by Xtreme Care Ambulance in the delivery of the Services shall be staffed by at least two (2) persons who are licensed or certified by law to render emergency medical care. Xtreme Care Ambulance shall make the Services available twenty-four (24) hours per day, seven (7) days per week. The determination of whether a transport is an "emergency" or "non-emergency" shall be made by Xtreme Care Ambulance in accordance with the standards and protocols established and approved by San Diego County Emergency Medical Services. Xtreme Care Ambulance shall provide the Services upon request by an employee or other agent of the Facility.

2. **Fees for Services**. Xtreme Care Ambulance shall charge the fees set forth on Exhibit "A" (attached hereto and incorporated herein by reference) for the Services provided by Xtreme Care Ambulance hereunder. Xtreme Care Ambulance shall have the right to change the fees it charges upon thirty (30) days written notice to the Facility; provided however, that Xtreme Care Ambulance shall not change the fees more than once a year after the first year.

3. **Required Documentation for the Services**.

a. The Facility shall be responsible for determining and documenting the medical necessity of all the Services requested by the Facility. Without limiting the generality of the foregoing, the Facility shall be responsible for obtaining any preauthorization, physicians orders, physician certification statements ("PCS") or certificates of medical necessity ("CMN") required to document medical necessity or to comply with the requirements of Medicare, Medicaid or other third party payors for any patient.

b. For patients covered by Medicare Part B, the Facility shall deliver to Xtreme Care Ambulance a completed CMN in the form prescribed by Xtreme Care Ambulance, prior to any transport or as soon thereafter as possible, but in no event later than three (3) days after the transport. The CMN submitted to Xtreme Care Ambulance must include a description of the patient's physical condition that is sufficient under Xtreme Care Ambulance rules and regulations to justify the need for the patient to be transported by ambulance rather than by alternative means. If the patient, or the patient's authorized representative, is unable to sign the transport authorization form required for billing Medicare, a representative of the Facility will sign the form where indicated. The obligations of the Facility under this subparagraph (b.) are subject to the applicable rules and regulations of Medicare and will be amended to comply with any changes in such rules and regulations.

c. For patients covered by Medicaid, the facility shall obtain a CMN prior to any transport and shall provide Xtreme Care Ambulance with such CMN prior to the transport or as soon thereafter as possible, but in no event later than one (1) day after the transport. The obligations of the Facility under this subparagraph (c.) are subject to the applicable rules and regulations of Medicaid, and will be amended to comply with any changes in such rules and regulations.

d. The Facility shall provide copies of all documentation required under this Contract to Xtreme Care Ambulance as soon as reasonably possible upon request by Xtreme Care Ambulance or at Xtreme Care Ambulance request, to any applicable payor. Further, the Facility shall maintain such documentation for the time period required by law.

e. The Facility shall routinely furnish Xtreme Care Ambulance with all medical and financial information reasonably requested by Xtreme Care Ambulance to assist Xtreme Care Ambulance in, as applicable, preparing and submitting complete claims forms, submitting encounter data, determining what (if any) other third party coverage exists for a patient, documenting the medical necessity of any ambulance service performed for any third party payor billed directly by Xtreme Care Ambulance or, otherwise performing the functions required or contemplated hereunder.

4. **Payment for the Services**.

a. In the event the Facility timely provides Xtreme Care Ambulance with the documentation and information required under Paragraph 3 above with respect to a transport of a patient covered by Medicare, Medicaid or other third-party insurance, the Facility shall have no liability for the payment to Xtreme Care Ambulance of its fees for such transport. In the event the Facility fails to timely provide Xtreme Care Ambulance, with the documentation and information required under Paragraph 3 above with respect to such a transport, the Facility shall be liable to, and shall pay, Xtreme Care Ambulance, the fees charged by Xtreme Care Ambulance for such transport.

b. The Facility shall be liable for payment of the fees charged by Xtreme Care Ambulance for transports of patients not covered by Medicare, Medicaid or other third-party insurance. The Facility shall make payment of such fees within thirty (30) days of the date to Xtreme Care Ambulance

c. Notwithstanding anything to the contrary contained in subparagraphs (a) and (b) above, the Facility shall be liable for payment of the fees charged by Xtreme Care Ambulance for round-trip transports when the patient remains an inpatient of the Facility and is transported from the Facility to another health care facility and is then returned to the Facility. Such round-trip transports are considered two (2) separate transports for billing purposes. The Facility shall make payment of the fees for such round-trip transports within thirty (30) days of the date to Xtreme Care Ambulance

d. Terms of Payment. The Facility will pay Xtreme Care Ambulance for any amounts due and owing by the Facility under this Contract within thirty (30) days after the date of an invoice from Xtreme Care Ambulance for such amounts. All past due amounts owed by the Facility hereunder shall accrue interest at the rate of 18% per annum.

5. **Term of Contract.** This Contract shall become effective on the date shown below and shall continue in effect from year to year unless terminated by either party in writing within at least thirty (30) days prior notification. Termination shall have no effect upon the rights or obligations of the parties arising out of any transactions occurring prior to the effective date of such termination.

6. **Termination**. Notwithstanding Paragraph 5, this Contract may be terminated prior to its normal expiration pursuant to the following provisions:

a. Either party may terminate this Contract in the event of the other party's material breach hereof; provided, however, that termination for breach shall not become effective unless and until the party in breach has been given written notice of such breach describing the nature of the breach with sufficient specificity to permit its cure, and such party shall have failed to have cured such breach to the reasonable satisfaction of the other within thirty (30) days following said notice.

b. In the event of nonpayment by the Facility of any amount due hereunder, Xtreme Care Ambulance may terminate this Contract on ten (10) days written notice.

c. In the event a party files a voluntary petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or is the subject of an involuntary petition in bankruptcy which is not dismissed with prejudice within sixty (60) days of its filing, the other party may terminate this Contract immediately.

7. **HIPAA Privacy Rule**. Xtreme Care Ambulance, as an ambulance service provider, provides health care services directly to patients. As such, Xtreme Care Ambulance is a "covered entity" under the HIPAA Privacy Rule. 45 C.F.R. §160.103. The HIPAA Privacy Rule expressly permits covered entities to share protected health information ("PHI") with another covered entity for treatment and payment activities of the entity receiving the PHI. 45 C.F.R. §164.506(c). Therefore, the Facility acknowledges and agrees that it is permitted to disclose PHI to Xtreme Care Ambulance for its treatment and payment activities without the need for a business associate contract, patient authorization or any other permissions or approval.

8. **Notices**. Any notice required to be given pursuant to this Contract shall be in writing and shall be sent by certified mail, registered mail, hand delivery or facsimile to the parties at the addresses set forth below:

Xtreme Care Ambulance, Inc:
4438 Vandever Avenue
San Diego, CA 92120-3322
Attn: Provider Relations

Facility:
_Chase Care Center________________
_1201 S Orange__________________
_El Cajon, CA 92020
Attn: ___Cristin Whittaker __________

9. **Parties Bound**. This Contract shall be binding upon and inure to the benefit of the parties and their respective legal representatives, assigns and successors.

10. **Legal Construction**. In case one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Contract and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in it.

11. **Entire Contract**. This Contract constitutes the sole and only contract of the parties and supersedes any prior understanding or written or oral contracts between the parties respecting the subject matter of this Contract.

12. **Attorneys' Fees**. If any action at law or in equity is necessary to enforce or interpret the terms of this Contract, the prevailing party shall be entitled to reasonable attorney's fees, costs, and expenses in addition to any other relief to which it may be entitled.

13. **Governing Law**. This Contract shall be construed under and in accordance with the laws of the State of California, and all obligations of the parties created under this Contract are performable in San Diego, California.

14. **No Assignment**. Neither this Contract nor any duties or obligations under it shall be assignable by either party without the prior written consent of the other party. In the event of an Assignment by either party to which the other party has consented, the assignee or the assignees legal representative shall agree in writing to personally assume, perform, and be bound by all of the covenants, obligations and contracts contained in this Contract.

15. **Amendment**. This Contract may be only amended by a written instrument signed by both parties.

16. **Multiple Counterparts**. This Contract may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

EXECUTED to be effective as of July 3rd, 2012

XTREME CARE AMBULANCE, INC.

By: [signature]
Souheil Jawad, President/CEO

Chase Care Center

By: Cristin Whittaker
Printed Name:
Title: Administrator
NPI #: 1881767028